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                                                                    EXHIBIT 10.3


                            AMENDMENT TO ARTICLE 5 OF
                             COLLABORATION AGREEMENT

         THIS AMENDMENT TO ARTICLE 5 OF COLLABORATION AGREEMENT, effective this 1st day of January, 2004 (the "Effective Date") is made by and between Genzyme Corporation, with its place of business located at 15 Pleasant Street Connector, Framingham, MA 01701 ("Genzyme") and Sankyo Pharma Inc. a Delaware Corporation, Two Hilton Court, Parsipanny, New Jersey 07054 (hereinafter referred to as "Sankyo") (the "Amendment").

         WHEREAS, Sankyo and Genzyme are parties to a certain Collaboration Agreement, dated December 23, 1999, as amended, by and between GelTex Pharmaceuticals, Inc., Genzyme's predecessor in interest, and Sankyo (the "Agreement").

         WHEREAS, Sankyo, and Genzyme wish to modify the terms of the Agreement to provide for the storage of certain of the Drug Substance (as defined in the Agreement) at the Manufacturing Facilities (as defined in the Agreement) upon its release by Genzyme, to Sankyo;

         NOW THEREFORE, Genzyme and Sankyo agree that Section 5 of the Agreement will be amended as set forth below:

         The terms used in this Amendment shall have the meanings assigned to them in the Agreement, except that the parties explicitly acknowledge and agree that Genzyme is the successor in interest to GelTex, that GelTex no longer exists, and that Genzyme and GelTex shall be considered the same party with respect to the rights and obligations set forth in this Amendment and the Collaboration Agreement regardless of which name is used o refer to that party. Genzyme as the successor shall have all the rights and obligations belonging to that party regardless of whether they are set forth in reference to GelTex or to Genzyme.

         Section 5.1.7 of the Agreement shall be deleted in its entirety and replaced in full with the following:

         5.1.7 PURCHASE ORDERS. The terms of Section 5.1.3 hereof shall serve as the firm purchase order for the initial 80 tons of Drug Substance to be delivered during the 80-ton delivery period. For all quantities of Drug Substance thereafter, the following terms shall apply.

         a.)      By October 1, 2000 (for deliveries commencing February 1,
                  2001), and thereafter, not less than ninety (90) days prior to the first day of each calendar quarter during the Term, Sankyo shall provide Genzyme with a


[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the commission.

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                  firm purchase order setting forth the quantities of Drug
                  Substance ordered for each month of that calendar quarter, the delivery dates for such quantities and the locations to which such quantities shall be delivered ("Purchase Order"). The Purchase Order shall also indicate whether the Drug Substance shall be delivered for shipment to the Finisher/Packager pursuant to Section 5.1.8 or retained at the Manufacturing Facilities as "Sankyo Material" (as defined in Section 5.1.9 below).

         b) Upon receipt of the Purchase Order and after the Drug Substance is ready for shipment pursuant to Section 5.1.8, Genzyme shall issue a Sales Order to Sankyo referencing the lot numbers and quantities of the Drug Substance and confirming Sankyo's instruction as to whether the specific lots of Drug Substance will be delivered to the carrier for shipment pursuant to Section 5.1.8 or stored at the Manufacturing Facilities ("Sales Order").

         c) Sankyo acknowledges and agrees that any Drug Substance that is retained at the Manufacturing Facilities after a Sales Order is issued by Genzyme shall be owned by Sankyo as described in
                  Section 5.1.9 below and will be stored pursuant to the Amended Warehousing Agreement between Genzyme and Powdersize, Inc. ("warehousing Agreement"), a copy of which is attached hereto as Exhibit A. Sankyo agrees to fully abide by the terms of the Warehousing Agreement and to confine the quantity of Sankyo Material that it directs be retained at the Manufacturing Facilities and stored pursuant to the Warehousing Agreement to what is explicitly allowed therein. Sankyo agrees to accept immediate, full and unqualified responsibility for any Sankyo Material that exceeds the allowed storage amount of 2 truckloads as specified in the Warehousing Agreement and agrees that neither Genzyme nor Powdersize, Inc. shall have any further responsibility for any such Sankyo Material. Sankyo agrees to fully reimburse Genzyme for all fees and other costs associated with the retention, storage and/or handling of Sankyo Material under the Warehousing Agreement.

         d) All Purchase Orders for the Drug Substance shall be for a minimum batch size quantities reasonably agreed to by the parties. In addition, Genzyme is not obligated to accept a Purchase Order (i) for purchase orders which will be filled during the first two quarters of any calendar year unless the amount ordered under the Purchase order is equal to at least [**] of the total amount of the firm commitment made to Genzyme under section 5.1.4 with respect to the Delivery period to which the Purchase Order relates, and (ii) for all Purchase Orders, the amount ordered under the Purchase Order does not require production at a rate in excess of [**]. If Sankyo determines that it will require an increase in the production of Drug Substance such that Drug Substance is manufactured at a rate in excess of [**], Sankyo shall provide


[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the commission.

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                  Genzyme with at least [**] notice and the parties shall
                  discuss the terms under such additional capacity can be met.

         Section 5.1.9 of the Agreement shall be deleted in its entirety and replaced in full with the following:


[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the commission.

         5.1.9 TITLE AND RISK OF LOSS. Title to and risk of loss of all Drug Substance ordered under Purchase Orders shall remain with Genzyme, or its Manufacturer, until the Drug Substance is referenced in and made subject to a Sales Order issued by Genzyme to Sankyo. As of the date of a Sales Order is issued by Genzyme to Sankyo referencing a quantity of Drug Substance, Sankyo shall own such Drug Substance ("Sankyo Material"). Sankyo shall have title to and risk of loss in respect of all Drug Substance that is Sankyo Material regardless of whether or not it is shipped to the Finisher/Packager or retained at the Manufacturing Facilities. Sankyo shall be fully responsible for any and all costs, including storage costs, associated with all Sankyo Material, including that retained at the Manufacturing Facilities pursuant to Section 5.1.7 and this Section 5.1.9. Genzyme shall have no further responsibility for any Sankyo Material, regardless of whether or not it is shipped to the Finisher/Packager or retained at the Manufacturing Facilities, except that Genzyme shall be responsible for insuring the Sankyo Material during delivery to the Finisher/Packager and shall designate Sankyo as the loss payee with respect to such insurance and shall pay for shipping costs under Section 5.1.8. Sankyo agrees to defend, indemnify and hold Genzyme, its affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising out of or relating to any delay in the shipment of any Sankyo Material to the Finisher/Packager and or the retention, storage, or handling of any Sankyo Material at the Manufacturing Facilities. To the extent this indemnity provision conflicts with Article 12 of the Collaboration Agreement, this provision shall govern.

         Section 5.1.11 of the Agreement shall be deleted in its entirety and replaced in full with the following:

         5.1.11   INVOICES.

         a) Genzyme shall invoice Sankyo for all shipments of Drug Substance ordered by Sankyo pursuant to Purchase Orders.

         b) Genzyme shall separately invoice Sankyo for all fees and other costs associated with any Sankyo Material retained at the Manufacturing Facilities and stored pursuant to the Warehousing Agreement Exhibit A, including but not limited to a storage fee of Sixty Dollars ($60.00) per lot for each month of storage, after the date of the Sales Order referencing such Sankyo Drug Substance, pursuant to Sankyo's request under section 5.1.7.

         c) Sankyo shall pay each invoice within thirty (30) days after Sankyo's receipt of Genzyme's invoice in accordance with the terms of Section 9.3. Invoices shall be dated no earlier than the date of the Sales Order issues by Genzyme with respect to the Drug Substance.


[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the commission.

         This Amendment constitutes the entire agreement of the parties with regard to the subject matter hereof. To the extent not expressly modified by this Amendment, the Agreement as previously amended, shall remain unaltered and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed in duplicate as of the day and year first above written.


GENZYME CORPORATION                         SANKYO PHARMA INC.

By:     /s/ Mark Bamforth                  By:     /s/ Joseph Pieroni
    --------------------------------            --------------------------------

Name:   Mark Bamforth                      Name:   Joseph Pieroni
      ------------------------------             -------------------------------

Title:  Senior Vice President              Title:  President
       -----------------------------              ------------------------------

Date:   July 21, 2004                      Date:   June 25, 2004
      ------------------------------             -------------------------------




[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the commission.